UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 21, 2013

MAGELLAN HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

55 NOD ROAD
AVON, CONNECTICUT	06001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Matters

On April 3, 2013, Magellan Health Services, Inc. (the “Company”) announced that it had filed a formal protest regarding the State of Arizona’s decision to award the Regional Behavioral Health Authority (“RBHA”) in GSA6 (Maricopa County) contract (the “Contract”) to another vendor.  The RBHA contract is for the management of the publicly funded behavioral health system that delivers mental health, substance abuse and crisis services for approximately 680,000 eligible adults, youth, and children as of March 31, 2013, and includes an integrated behavioral and physical health care system for a small number of individuals with Serious Mental Illness.

On April 17, 2013, the Arizona Department of Health Services denied the Company’s protest.  On May 9, 2013 the Company filed an appeal of the denial of its protest (the “Appeal”) with the Arizona Department of Administration (“DOA”), the agency responsible for considering appeals of procurement protest denials. The Company also filed with the DOA a motion to stay the award and implementation of the Contract pending a decision on the Appeal.

On May 21, 2013, the DOA granted the Company’s motion and issued a stay of the award and implementation of the Contract pending resolution of the Appeal by the DOA (the “Stay”). The DOA’s decision on the Stay is not a decision on the merits of the Appeal. The Company is currently awaiting a decision from the DOA on the Appeal.  There is no assurance that the Company will prevail on the Appeal or that the Stay will remain in effect. On May 21, 2013, the winning bidder for the Contract filed a motion to vacate the Stay, asking the DOA to eliminate the Stay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

Date: May 22, 2013	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer